AGREEMENT

         This Agreement, dated December 23, 1998 (the "Agreement"), is hereby entered into by and between WVS Financial Corp. (the "Company" or the "Purchaser") and Robert C. Sinewe and Michelle Sokolowski (the "Shareholders" or the "Sellers"), for the sale of 197,478 shares of common stock, $.01 par value per share (the "Common Stock"), of the Company, as described herein.

         In consideration of the mutual promises, representations and warranties contained herein, the parties hereto agree as follows:

         1. (a) The Shareholders hereby represent and warrant that they beneficially own as of the date hereof 197,478 shares of Common Stock of the Company (the "Shares"), registered as follows: 129,818 shares in the name of Robert C. Sinewe; 8,000 shares held in an Individual Retirement Account for Robert C. Sinewe; 7,330 shares held in the Company's Employee Stock Ownership Plan ("ESOP") for the account of Robert C. Sinewe; 48,215 shares held in the West View Savings Bank's Profit Sharing Plan ("Profit Sharing Plan') for the account of Robert C. Sinewe; 1,508 shares in the name of Michelle Sokolowski; 2,244 shares held in the ESOP for the account of Michelle Sokolowski; and 363 shares held in the Profit Sharing Plan for the account of Michelle Sokolowski.

         (b) The Shareholders represent and warrant that they own all of the Shares free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

         (c)  The   Shareholders   represent   and  warrant  that  they  do  not
beneficially own any other shares of Common Stock of the Company except for shares earned or accrued under the ESOP and/or Profit Sharing Plan which have not yet been allocated and distributed.

         2. The Shareholders agree to sell 147,078 of the Shares to the Company at a sale price of $15.50 per share for aggregate consideration of $2,279,709.

         The Company has a policy of normally declaring a quarterly cash dividend and anticipates declaring a cash dividend for the fourth calendar quarter of 1998 with a record date of stockholders entitled to payment in February 1999. In order for the Shareholders to receive the benefit of the fourth calendar quarter dividend, the delivery date for the 147,078 Shares shall be after the record date for such dividend payment. Delivery shall be on a date with three (3) business days after the record date for the Company's cash dividend for the fourth calendar quarter of 1998 or such other date agreed to by the Company and the Shareholders but in no event not more than five (5) business days after such record date ("Settlement Date"). In the event that the Company does not declare a cash dividend for the fourth calendar quarter of 1998, then the Settlement Date shall be February 26, 1999.

         3. The Shareholders agree to sell 50,400 of the Shares to the Company at a sale price equal to the greater of (a) $15.50 per share or (b) the average of $15.50 and the Fair Market

Value of a share of Common Stock on the Determination Date, each as defined below.

         In order for the Shareholders to receive the benefit of the Company's anticipated cash dividend for the second calendar quarter of 1999, the delivery date for the 50,400 Shares shall be after the record date for such dividend payment. The Settlement Date shall be on a date within three (3) business days after the record date for the Company's cash dividend for the second calendar quarter of 1999 or such other date agreed to by the Company and the Shareholders but in no event not more than five (5) business days after such record date. In the event that the Company does not declare a cash dividend for the second calendar quarter of 1999, then the Settlement Date shall be August 31, 1999.

         The "Determination Date" for the pricing of the 50,400 Shares shall be the next business day immediately after the record date for the Company's cash dividend for the second calendar quarter of 1999. In the event that the Company does not declare a cash dividend for the second calendar quarter of 1999, then the Determination Date shall be August 27, 1999. The "Fair Market Value" of a share of Common Stock shall be equal to the closing sales price of the Common Stock as reported by the Nasdaq Stock Market on the Determination Date, and if there are no sales transactions on such date then the Fair Market Value shall be equal to the average of the last bid and ask prices for a share of Common Stock on such date.

         4. To the extent that the Shareholders have earned or accrued shares of Common Stock under the ESOP and the Profit Sharing Plan for the plan year 1998 that will be allocated and distributed to them in 1999 (the "Plan Shares"), the Shareholders agree to sell the Plan Shares to the Company at a sale price equal to $15.50 per share.

         The Settlement  Date for the Plan Shares shall be on a date within five
(5) business days after the Shareholders are notified that the Plan Shares have been allocated to the Shareholders. The Company shall notify the Shareholders of any allocation of Plan Shares after such allocations are determined and at the same time that it notifies all plan participants of allocations under the plans.

         5. Upon receipt of the certificates for the Shares on a Settlement Date, the Purchaser shall deliver to the Shareholders a check for the cash consideration for the Shares. Receipt of the sale proceeds by the Shareholders shall be conditioned upon the delivery to the Purchaser of certificates representing the Shares, duly endorsed or accompanied by stock powers duly executed in blank and in form acceptable for transfer by the Company's transfer agent or otherwise as acceptable to the Company.

         6. The Shareholders and the Purchaser, on behalf of themselves and their subsidiaries, affiliates, officers, directors, employees, agents, assigns, successors, heirs and legal representatives, hereby mutually release, quit and forever discharge each and every other party to this Agreement (and any partners, subsidiaries, affiliates, officers, directors, employees, attorneys, financial advisors, other agents, assigns, successors, heirs and legal representatives) of and from any and all actions, causes of actions, claims, demands, debts, damages and liabilities of whatsoever kind and nature, known and unknown, at law or in equity, in contract or in tort, fixed or contingent, liquidated or unliquidated, which each party hereto now has, claims, threatens or asserts, or might or could hereafter have, claim, threaten or assert, against any or all of the other parties to this Agreement (or any of such parties' partners, subsidiaries, affiliates, officers, directors, employees, attorneys, financial advisors, other agents, assign, successors, heirs and legal representatives) arising or alleged to arise out of or in any manner related to any contracts, transactions, acts or omissions by any party hereto on or prior to the date of this Agreement. Notwithstanding the foregoing, this mutual release neither extends to nor includes the obligations and liabilities created by this Agreement or the Severance and Release Agreement, dated as of June 19, 1998, entered into between Robert C. Sinewe, the Company and West View Savings Bank. The mutual release set forth in this Section 6 is understood and intended by the parties hereto constitute a general release.

         7. The parties hereto acknowledge and agree that a material breach or threatened material breach by any party may give rise to irreparable injury which is inadequately compensable in damage, and accordingly each party hereto shall be entitled to injunctive relief to prevent a material breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which such aggrieved party may be entitled to in law or at equity. In the event any party institutes any legal action to enforce such party's rights under, or recover damages for breach of this Agreement, the prevailing party or parties in such action shall be entitled to recover from the other party or parties all costs and expenses, including but not limited to actual attorneys' fees, court costs, witness fees, disbursements and any other expenses of litigation or negotiations, incurred by such prevailing party or parties.

         8. Any notice required or permitted to be given hereunder shall be in writing and shall be delivered, either by personal delivery, by the United States mail or by recognized overnight courier service, addressed to the parties as follows or at such changed address as a party may from time to time specify by written notice to the other party given in the manner specified herein:

(i) To the Purchaser:               WVS Financial Corp.
                                    9001 Perry Highway
                                    Pittsburgh, Pennsylvania 15237
                                    Attention:  David J. Bursic

(ii)  To the Shareholders:          Robert C. Sinewe and Michelle Sokolowski
                                    800 Academy Place
                                    Sewickley, Pennsylvania 15143

         9. This Agreement shall be governed by the laws of the State of Pennsylvania, unless applicable federal law or regulation is deemed controlling.

         10. This Agreement represents the full understanding of the parties hereto with respect to the matters dealt with herein, and actions taken or statements made prior to its execution will have no bearing on the interpretation, application, or enforcement of any of its provisions.

         11. The provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable, by the parties hereto and their respective legal representatives, successors and assigns. Except as may be expressly provided for herein, the provisions of this Agreement shall not inure to the benefit of, be enforceable by or create any rights in, any other person or entity other than the parties hereto.

         12. By executing this Agreement, all signatories below hereby represent and warrant that they have the necessary authority to bind the party for which they are signing.

         13. If any term provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

         14. Each party hereto agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement and compliance therewith.

         15. All representatives, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

         16.  This   Agreement  may  not  be  amended,   altered,   modified  or
supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

         17. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    WVS FINANCIAL CORP.

Witness:/s/ BERNARD P. TAYLOR       By: /s/ DAVID J. BURSIC
-----------------------------       -----------------------
                                    David J. Bursic
                                    Title: President and Chief Executive Officer



                                    ROBERT C. SINEWE



Witness: /s/ LINDA K. SMALL         /s/ ROBERT C. SINEWE
---------------------------         --------------------



                                    MICHELLE SOKOLOWSKI


Witness: /s/ LINDA K. SMALL         /s/ MICHELLE SOKOLOWSKI
---------------------------         -----------------------